EXHIBIT 10 (ac)
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      AGREEMENT dated as of December 31, 1997 among SARATOGA BRANDS INC. ("SBI")
and CUCINA CLASSICA ITALIANA, INC. ("CCI") (SBI and CCI being referred to herein together and, as the context requires, singly, as "Debtors") and BANCO DI
SICILIA - NEW YORK BRANCH ("Bank").

                              Preliminary Statement

      E. Under arrangements heretofore contracted the Bank is owed the principal amount of $622,776 ("Debt") plus interest and charges.

      B. Debtors and the Bank desire to provide for the repayment of the Debt at a discounted rate as provided for herein.

      NOW, THERFORE, for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Bank and Debtors hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.01. Certain Defined Terms. As used herein, unless the context shall otherwise require, the following terms shall have the following meaning (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Affiliate" means any person directly or indirectly owning or controlling more than 5% of the voting stock of either of the Debtors or any of its Subsidiaries and any Person who is an officer, director or employee of either of the Debtors or any of its Subsidiaries and any spouse, child or trust created by or for the benefit of any such Person.

      "Agreement" means this agreement, as the same may hereafter be amended or restated from time to time.

      "CCI" is defined in paragraph A of this Agreement.

      "GailCo" means GailCo, Inc., a New Jersey corporation.

      "Lensmire" means Lensmire Cheese Factory Inc., a Wisconsin corporation.

      "Nostrano" means Nostrano, Inc., a New York corporation.

      "Person" means an individual, corporation, partnership, limited partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
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      "SBI" is defined in paragraph A of this Agreement.

      "Subsidiary" means a corporate or other entity the management of which is controlled, directly or indirectly or both, by Debtors, or either of them.

                                   ARTICLE II

                                 PAYMENT OF DEBT

      2.01. Permanent Reduction. The principal amount of the Debt is reduced to $111,500 and all the Bank's claims for principal in excess of such amount or for interest or charges accrued to the date hereof are extinguished. It is expressly understood that full payment shall be made by Debtors to the Bank (by bank or certified check or wire transfer of cleared funds, as directed by the Bank) simultaneously with the execution of this Agreement.

      2.02. Additional Payments. Anything in this Agreement to the contrary notwithstanding, Debtors shall not commit to pay or pay or allow any of their subsidiaries or Affiliates to commit to pay or pay, after the date hereof, to any of the other banks listed below ("Other Banks") or their respective successors or assigns, a sum or sums in excess of any of the following amounts (the "Excess Payment") without simultaneously paying in like terms or like medium, as the case may be, 22.3% of each such Excess Payment to the Bank.

      $69,250 to Banca Commerciale Italiana

      $39,250 to Istituto Bancario San Paolo di Torino

      $213,000 to Banca Nazionale del Lavoro S.p.A.

      $67,000 to Banca Popolare di Milano

The amounts set forth above are maxima which may be paid to the respective Other Banks on any account and for any reason including future loans, except that those maxima may accrue interest after the date hereof at the respective Other Bank's prime rate. Debtors may not pay principal to any of the Other Banks disproportionately to the payments they make to the Bank, all to the end that no Other Bank is paid more rapidly than the payments the Debtors make to the Bank hereunder. Without limiting this provision, the Other Banks can not be paid advisory fees, legal fees or any other consideration for any reason which fees or consideration in the aggregate exceed in value or amount the sums set forth beside their respective names. The words "pay" and "paid" include any medium or consideration whatsoever except it does not include Debtors' common stock, preferred stock or warrants or other options to purchase Debtors' common stock or preferred stock.
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                                   ARTICLE III

                             DELIVERY OF SBI SHARES

      Section 3.01. Shares. As an additional incentive to induce the Bank to accept $111.500 in full payment of the Debt, SBI, in addition to, and not in lieu of such payment, will, simultaneously with the execution of this Agreement, deliver to the Bank, restricted certificates, as per copies attached to this Agreement as Exhibit A, evidencing the ownership by the Bank of 300,000 pre-reverse split (effective November 24, 1997) shares of the Common Stock of SBI issued by SBI to the Bank (the "Shares"). The Bank recognizes and realizes that 200,000 of such shares shall be restricted from sale, transfer, pledge or alienation until November 12, 1998, and that 100,000 of such shares shall be restricted from sale, transfer, pledge or alienation until May 12, 1999.

      Section 3.02. Restrictions. SBI agrees and covenants that the restriction period on the first 200,000 Shares shall not be more than one year from December 31, 1997, unless such restriction period is increased by the Securities and Exchange Commission by amendment to or repeal of Rule 144 of the Securities Act of 1933. The Bank agrees to give SBI the opportunity to arrange for the sale of the Shares for the Bank prior to the Bank offering the Shares for sale on the open market. Simultaneously herewith Debtors have delivered to the Bank a copy of SBI's present by-laws and a list of SBI's ten (10) largest shareholders as of the date hereof. For as long as the Bank owns any of the Shares, SBI will promptly advise the Bank in writing of all changes in such by-laws and or list.

                                   ARTICLE IV

                                  MISCELLANEOUS

      Section 4.01. Releases. Simultaneously herewith: (a) the Bank has delivered to Debtors the General Releases by the Bank, Michelino Massarelli and Pierpaolo Carrubba, respecting CCI, Nostrano, Lensmire, GailCo and Angelo M. Dominioni and Valerie A. Dominioni and each of their past and present officers, shareholders, directors, agents, attorneys, employees, investors, lenders, predecessors, successors, assigns, parent corporations, subsidiary corporations, affiliates, representatives, devisees, legatees, trustees, and their heirs and personal representatives of their estates; (b) the Debtors have delivered to the Bank the General Releases by CCI, Nostrano Lensmire, GailCo, Angelo M. Dominioni and Valerie A. Dominioni of the Bank, Michelino Massarelli, Pierpaolo Carrubba, Gilmartin, Poster and Shafto, Richard A. Berttocci Esq. and each of their past and present officers, shareholders, directors, agents, attorneys, employees, investors, lenders, predecessors, successors, assigns, parent corporations, subsidiary corporations, affiliates, representatives, devisees legatees, trustees, and their heirs and personal representatives of their estates (the releases of Gilmartin, Poster and Shafto and Richard A. Bertocci, Esq. being only with respect to matters and activities on behalf of the Bank and / or the other parties released); and (c) the Bank has delivered to Debtors the UCC - 3 forms relating to the debt
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      Section 4.02. Addresses for Notices, Etc. All notices, requests, demands, directions and other communications provided for hereunder shall be sufficient if delivered personally (including by Federal express or other recognized courier for which receipt is given) or if mailed by certified mail, return receipt requested, to the applicable party at its address indicated below:

          If to Debtors:
          Saratoga Brands Inc.
          1835 Swarthmore Avenue
          Lakewood, New Jersey  08701
          Attention:  Scott G. Halperin, Chairman and Chief Executive Officer

          If to Bank:
          Banco di Sicilia
          250 Park Avenue
          New York, New York  10177

          Attention:  Carlo Cracolici, Senior Vice President and General Manager

or, as to either party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All notices, requests, demands directions and other communications shall (if delivered personally) be effective when delivered or (if mailed) two days after having been deposited in the United States mail, addressed as aforesaid.

      Section 4.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (without giving effect to principles if conflicts law).

      Section 4.04. Entire Agreement. This Agreement sets forth the entire agreement between Debtors and the Bank and supersedes all prior agreements, written or oral with respect to the subject matter of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CUCINA CLASSICA ITALIANA, INC.           SARATOGA BRANDS INC.


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                       BANCO DI SICILIA - NEW YORK BRANCH


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